SHELDAHL, INC.
CERTIFICATE OF DESIGNATION, PREFERENCES
AND RIGHTS OF SERIES B
CONVERTIBLE PREFERRED STOCK

	Pursuant to Section 302A.401 of the Minnesota Business Corporation
Act:

	We, James E. Donaghy, Chief Executive Officer, and John V. McManus, Vice President, of Sheldahl, Inc., a Minnesota corporation (the "Company"), in accordance with the provisions of Section 302A.401, DO HEREBY CERTIFY:

	That pursuant to the authority conferred upon the Board of Directors by the Articles of Incorporation of the Company, the Board of Directors on August 19, 1997 adopted the following resolution creating a series of Fifteen Thousand (15,000) shares of preferred stock designated as Series B Convertible Preferred Stock:

	RESOLVED, that pursuant to the authority vested in the Board of Directors of this Company in accordance with the provisions of its Articles of Incorporation, a series of preferred stock known as the Series B Convertible Preferred Stock be, and hereby is, created and that the designation and amount thereof and the rights and preferences of the shares of such preferred stock are as follows:

Section 1.	Designation, Amount and Par Value.  The series of
preferred stock shall be designated as the Series B Convertible Preferred Stock (the "Preferred Stock"), and the number of shares so designated shall be 15,000 (which shall not be subject to increase without the prior written consent of the holders of a majority of the shares of Preferred Stock then outstanding). Each share of Preferred Stock shall have a par value of $1.00 per share and a stated value of $1,000 per share (the "Stated Value").

Section 2.	Dividends.

(a)	Holders of Preferred Stock shall be entitled to receive, on
the applicable Conversion Date (as hereinafter defined), in arrears, each a "Dividend Payment Date," dividends on the Preferred Stock at the rate per share (as a percentage of the Stated Value per share) equal to 5% per annum, payable, in shares of Common Stock (as defined in Section
9) or at (subject to the terms and conditions set fort herein) the
option of the Company, in cash as provided below.   Dividends on the
Preferred Stock shall be calculated on the basis of a 360-day year, shall accrue daily commencing the Original Issue Date (as defined in Section 9), and shall be deemed to accrue on such date whether or not declared and whether or not there are profits, surplus or other funds of the Company legally available for the payment of dividends. The party that holds the Preferred Stock on the applicable Dividend Payment Date for any dividend payment will be entitled to receive such dividend payment and any other accrued and unpaid dividends which accrued prior to such Dividend Payment Date. Payment of dividends on the Preferred Stock is further subject to the provisions of Section 5(c)(i). In order for the Company to exercise its right to pay dividends in cash on a Dividend Payment Date, the Company shall provide each holder notice of its intention to pay dividends in cash in the time required by Section 5(c) upon receipt of a Conversion Notice prior to such Dividend Payment Date which election shall remain in effect until later rescinded by notice to such effect by the Company to the holders. If any such holder shall deliver a Holder Conversion Notice (as defined in Section 5(a)(i) hereof) within 5 days after such notice is delivered by the Company, such Holder shall be entitled to receive payment of dividends in shares of Common Stock.

(b)	Notwithstanding anything to the contrary contained herein,
the Company may not issue shares of Common Stock in payment of dividends (and must deliver cash in respect thereof) on the Preferred Stock if:

(i)	the number of shares of Common Stock at the time
authorized, unissued and unreserved for all purposes, or held as treasury stock, is either insufficient to issue such dividends to be paid in shares of Common Stock or the Company has not duly reserved for issuance in respect of such dividends a sufficient number of shares of Common Stock;

(ii)	the shares of Common Stock to be issued in respect of
such dividends are not registered for resale pursuant to an effective registration statement that names the recipient of such dividend as a selling stockholder thereunder and may not be sold without volume restrictions pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act"), as determined by counsel to the Company pursuant to a written opinion letter, addressed to the Company's transfer agent in form and substance acceptable to the holders of a majority of the shares of Preferred Stock then outstanding;

(iii)	the shares of Common Stock to be issued in respect of
such dividends are not designated for quotation on the Nasdaq National Market (or listed for trading on The New York Stock Exchange (the
"NYSE") or the American Stock Exchange (the "AMEX"));

(iv)	the Company has failed to timely satisfy its
obligations pursuant to any Conversion Notice (as defined in Section 5(a)(iii)); or

(v)	if the issuance of such shares would result in the
recipient thereof owning in excess of 14.99% of the issued and outstanding shares of Common Stock.

(c)	So long as any Preferred Stock shall remain outstanding,
except with respect to the redemption or exchange of "rights" under the Rights Agreement, dated as of June 16, 1996, between the Company and Norwest Bank Minnesota, N.A. (the "Rights Agreement") and the Series A Junior Participating Stock reserved for issuance in connection therewith, neither the Company nor any subsidiary thereof shall redeem, purchase or otherwise acquire directly or indirectly any Junior Securities (as defined in Section 9), nor shall the Company directly or indirectly pay or declare any dividend or make any distribution (other than a dividend or distribution described in Section 5) upon, nor shall any distribution be made in respect of, any Junior Securities, nor shall any monies be set aside for or applied to the purchase or redemption (through a sinking fund or otherwise) of any Junior Securities unless all accrued and unpaid dividends on the Preferred Stock for all past dividend periods shall have been paid and all Conversion Notices shall have been honored to date.

Section 3.	Voting Rights.  Except as otherwise provided herein
and as otherwise required by law, the Preferred Stock shall have no voting rights. However, so long as any shares of Preferred Stock are outstanding, the Company shall not and shall cause its subsidiaries not to, without the affirmative vote of all of the holders of the Preferred Stock then outstanding, alter or change adversely the powers, preferences or rights given to the Preferred Stock, (b) alter or amend this Certificate of Designation in a manner adverse to the holders of Preferred Stock, (c) authorize or create any class of stock ranking as to dividends or distribution of assets upon a Liquidation (as defined in Section 4) or otherwise senior to or pari passu with the Preferred Stock, except for any series of Preferred Stock issued and sold in accordance with the Purchase Agreement (as defined in Section 9), (d) amend its articles of incorporation, bylaws or other charter documents so as to affect adversely any rights of any holders of Preferred Stock,
(e) increase the authorized number of shares of Preferred Stock or (f) enter into any agreement with respect to the foregoing.

Section 4.	Liquidation.  Upon any liquidation, dissolution or
winding-up of the Company, whether voluntary or involuntary (a "Liquidation"), the holders of Preferred Stock shall be entitled to receive out of the assets of the Company, whether such assets are capital or surplus, for each share of Preferred Stock an amount equal to the Stated Value plus all accrued but unpaid dividends per share, whether declared or not, before any distribution or payment shall be made to the holders of any Junior Securities, and if the assets of the Company shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the holders of Preferred Stock shall be distributed among the holders of Preferred Stock ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. A sale, conveyance or disposition of all or substantially all of the assets of the Company or the effectuation by the Company of a transaction or series of related transactions in which more than 50% of the voting power of the Company is disposed of, or a consolidation or merger of the Company with or into any other company or companies shall not be treated as a Liquidation, but instead shall be subject to the provisions of
Section 5. The Company shall mail written notice of any such Liquidation, not less than 30 days prior to the payment date stated therein, to each record holder of Preferred Stock.

Section 4.	Conversion.

(a)(i)	Each share of Preferred Stock is convertible by the
holder thereof into shares of Common Stock (subject to reduction pursuant to Sections 5(a)(iv), 5(a)(v) and 5(a)(vi) hereof and Section
3.8 of the Purchase Agreement) at the Conversion Ratio (as defined in
Section 9) at the option of the holder in whole or in part at any time after the Original Issue Date. The holder shall effect conversions by surrendering the certificate or certificates representing the shares of Preferred Stock to be converted to the Company, together with the form of conversion notice attached hereto as Exhibit A (the "Holder Conversion Notice"), a copy of which, notwithstanding anything herein to the contrary, shall also be promptly (but not later than 12 hours thereafter) sent to the Company's transfer agent and the Company's counsel. Each Holder Conversion Notice shall specify the number of shares of Preferred Stock to be converted and the date on which such conversion is to be effected, which date may not be prior to the date on which the holder delivers such Conversion Notice by facsimile (the "Holder Conversion Date"). If no Holder Conversion Date is specified in a Holder Conversion Notice, the Holder Conversion Date shall be the date that the Holder Conversion Notice is deemed delivered pursuant to
Section 5(h). Subject to Sections 5(a)(iv), 5(a)(v), 5(a)(vi) and 5(b) hereof and Section 3.8 of the Purchase Agreement, each Holder Conversion Notice, once given, shall be irrevocable. If the holder is converting less than all shares of Preferred Stock represented by the certificate or certificates tendered by the holder with the Holder Conversion Notice, or if a conversion hereunder cannot be effected in full for any reason, the Company shall promptly deliver to such holder (in the manner and within the time set forth in Section 5(b)) a certificate for such number of shares as have not been converted.

		(ii) Commencing on the 180th day after the Original Issue Date, if (A) the Per Share Market Value is greater than 185% of the Initial Conversion Price (as defined in Section 5(c)) for at least 30 consecutive Business Days and (B) the average daily trading volume of the Common Stock on the Nasdaq National Market for such 30 consecutive Business Days exceeds 50,000 shares (as adjusted for stock splits, reverse stock splits and stock dividends), then the Company may, upon 30 days notice provided thereafter, require the conversion of all but not less than all of the then outstanding and unconverted shares of Preferred Stock at the Conversion Ratio calculated on the Company Conversion Date (as defined below) (subject to reduction pursuant to Section 5(a)(iv) hereof and subject to reduction at the Company's option to prevent any Holder or group (as described in Rule 13d-5(b) of the Exchange Act) of Holders of Common Stock acquired upon conversion from becoming an "Acquiring Person" under the terms of the Rights Agreement but not subject to reduction pursuant to Sections 5(a)(v) or 5(a)(vi) hereof or Section 3.8 of the Purchase Agreement) by delivering to the holders a notice in the form attached hereto as Exhibit B (the "Company Conversion Notice"), provided, that, no such conversion shall be permitted unless at the time of the delivery of the Company Conversion Notice and on the Company Conversion Date (as defined below), (a) an Underlying Shares Registration Statement, pursuant to the Registration Rights Agreement, covering the resale of the shares of Common Stock issuable upon such conversion is effective, (b) the shares of Common
Stock issuable upon such conversion are designated for quotation or listed for trading on the Nasdaq National Market, the NYSE or the AMEX and, (c) the Company has duly reserved for issuance the shares of Common Stock issuable upon such conversion. Each Company Conversion Notice under this Section shall specify the date on which such conversion is to be effected, which date may not be prior to the 30th day after the Company delivers such Company Conversion Notice by facsimile (the
"Company Conversion Date"). If no Company Conversion Date is specified in a Company Conversion Notice given under this Section, the Company Conversion Date shall be the 31st day after the Company Conversion
Notice is deemed delivered pursuant to Section 5(h). Any conversion pursuant to this Section 5(a)(ii) shall be subject to Section 5(b) with respect to the consequences of the Company's failure to deliver shares of Common Stock in respect of a conversion under this Section. Nothing contained herein shall limit a holder's right to convert any or all of the Preferred Stock held by it prior to the Company Conversion Date.

		(iii) The Company may, upon delivery of a Company Conversion Notice to the holders of Preferred Stock given not less than 15 Business Days prior to the filing of any registration statement in connection with a Public Offering (as defined in Section 9) require the conversion of all but not less than all of the then outstanding and unconverted shares of Preferred Stock at the Conversion Ratio (subject to reduction pursuant to Section 5(a)(iv) hereof and subject to reduction at the Company's option in the event that any Holder or group of Holders of Common Stock would otherwise have acquired upon conversion such number of shares of Common Stock so as to become an "Acquiring Person" under the terms of the Rights Agreement but not subject to reduction pursuant to Sections 5(a)(v) or 5(a)(vi) hereof or Section 3.8 of the Purchase Agreement), provided, that this right may not be exercised by the Company unless at the time of the delivery of the Company Conversion Notice and on the applicable Public Offering Conversion Date (as defined below), (a) an Underlying Shares Registration Statement covering the resale of the shares of Common Stock issuable upon such conversion and not covered by the registration statement to be filed in the Public Offering is effective, (b) the shares of Common Stock issuable upon such conversion are designated for quotation or listed for trading on the Nasdaq National Market, the NYSE or the AMEX, and, (c) the Company has duly reserved for issuance the shares of Common Stock issuable upon such conversion. The date on which such conversion is to be effected shall be the date of the closing of such Public Offering or such date as directed by the managing underwriter (provided such day may not be more than seven (7) Business Days from the date of notice) (the "Public Offering Conversion Date"). Any conversion pursuant to this Section 5(a)(iii) shall be subject to
Section 5(b) with respect to the consequences of the Company's failure to deliver shares of Common Stock in respect of a conversion under this Section. If the Public Offering is not closed in the time and under terms required by this Section, each holder shall have the right to require the Company to void, ab initio, the conversion conducted hereunder and to reissue the number of shares of Preferred Stock as tendered for conversion in the time period required for issuance of shares pursuant to Section 5(b). Nothing contained herein shall limit a holder's right to convert any or all of the Preferred Stock held by it prior to the Public Offering Conversion Date.

		A Holder Conversion Date, a Company Conversion Date and a Public Offering Conversion Date are sometimes referred to herein as a "Conversion Date" and a Holder Conversion Notice and a Company
Conversion Notice are sometimes referred to as a "Conversion Notice."

		(iv) Certain Shareholder Approval. If on the Conversion Date applicable to any conversion, (A) the Common Stock is then designated for quotation or listed for trading on the Nasdaq National Market, the NYSE or the AMEX or if rules similar to Rule 4460(i) promulgated under the rules of the Nasdaq Stock Market are deemed to apply to the Nasdaq SmallCap Market and the Company's Common Stock is then listed for trading on such market, (B) the Conversion Price then in effect is such that the aggregate number of shares of Common Stock that would then be issuable upon conversion of all outstanding shares of Preferred Stock, together with any shares of Common Stock previously issued upon conversion of Preferred Stock and in respect of payment of dividends hereunder, would equal or exceed 20% of the number of shares of Common Stock outstanding on the Original Issue Date (the "Issuable Maximum"), and (C) the Company has not previously obtained Shareholder Approval (as defined below), then the Company shall issue to any holder so requesting conversion of Preferred Stock its pro rata portion of the Issuable Maximum in the same ratio that the number of shares of Preferred Stock held by such holder bears to all shares of Preferred Stock then outstanding and, with respect to any shares of Common Stock that otherwise would have been issuable to such holder in respect of the Conversion Notice at issue or in respect of payment of dividends hereunder in excess of such holder's pro rata portion of the Issuable Maximum, the holder shall have the option to require the Company to either (1) as promptly as possible, but in no event later than 60 days after such Conversion Date, convene a meeting of the holders of the Common Stock and use its best efforts to obtain Shareholder Approval or
(2) redeem, from funds legally available therefor at the time of such redemption, the balance of the Preferred Stock subject to such Conversion Notice at a price per share equal to the product of (i) the highest average Per Share Market Value for any five (5) consecutive Business Days during the period commencing on the Conversion Date and ending on the date such redemption price is paid in full by the Company, and (ii) the Conversion Ratio calculated on the Conversion Date; provided, however, that if the holder has requested that the Company obtain Shareholder Approval under clause (1) above and the Company fails for any reason to obtain such Shareholder Approval within the time period set forth in clause (1) above, the Company shall be obligated to redeem the Preferred Stock not converted as a result of the provisions of this Section in accordance with the provisions of clause (2) above, and in such case the interest contemplated by the immediately succeeding sentence shall be deemed to accrue from the Conversion Date. If the holder has requested that the Company redeem shares of Preferred Stock pursuant to this Section and the Company fails for any reason to pay the redemption price under clause (2) above within seven days after the Conversion Date, the Company will pay interest on such redemption price at a rate of 12% per annum to the converting holder of Preferred Stock, accruing from the Conversion Date until the redemption price plus any accrued interest thereon is paid in full. The entire redemption price, including interest thereon, shall be paid in cash. "Shareholder Approval" means the approval by a majority of the total votes entitled to vote thereon, in person or by proxy, at a meeting of the shareholders of the Company held in accordance with the Company's Articles of Incorporation and by-laws, of the issuance by the Company of shares of Common Stock exceeding the Issuable Maximum as a consequence of the conversion of Preferred Stock into Common Stock at a price less than the greater of the book or market value on the Original Issue Date as and to the extent required pursuant to Rule 4460(i) of the Nasdaq Stock Market, NYSE Listed Company Manual Section 312.03(c) or Rule 713 of the American Stock Exchange (or any successor or replacement provision thereof), as applicable.

		(v) If the average Per Share Market Value for the five (5) Business Days immediately preceding any Conversion Date exceeds 160% of the average Per Share Market Value for the five (5) Business Days immediately preceding the Original Issue Date, the number of shares of Common Stock issuable on such Conversion Date shall be adjusted as follows:


	Number of shares =	    P
					_________
					(X + Y/2)

	X =	The average Per Share Market Value for the five (5)
Business Days immediately preceding the Original Issue Date.

	P =	Aggregate Stated Value of the Preferred Stock to be
converted.

	Y =	Dollar amount by which the average of the Per Share
Market Value for the five (5) Business Days immediately preceding the Conversion Date exceeds 160% of the average of the Per Share Market Value for the five (5) Business Days immediately preceding the Original Issue Date.


			(vi) In no event shall a holder be permitted to convert any shares of Preferred Stock in excess of the number of such shares, upon the conversion of which, (x) the number of shares of Common Stock beneficially owned by such holder (other than shares of Common Stock issuable upon conversion of such shares of Preferred Stock or which would otherwise be deemed beneficially owned except for being subject to a limitation on conversion or exercise analogous to the limitation contained in this paragraph 5(a)(vi)), plus (y) the number of shares of Common Stock issuable upon the conversion of such shares of Preferred Stock, would be equal to or exceed (z) 4.999% of the number of shares of Common Stock then issued and outstanding. As used herein, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules thereunder. To the extent that the limitation contained in this paragraph 5(a)(vi) applies, the determination of whether shares of Preferred Stock are convertible (in relation to other securities owned by a holder) and of which shares of Preferred Stock are convertible shall be in the sole discretion of such holder, and the submission of shares of Preferred Stock for conversion shall be deemed to be such holder's determination of whether such shares of Preferred Stock are convertible (in relation to other securities owned by a holder) and of which shares of Preferred Stock are convertible, subject to such aggregate percentage limitation, and the Company shall have no obligation whatsoever to verify or confirm the accuracy of such determination. This paragraph may be amended (i) in order to clarify an ambiguity or otherwise to give effect to such limitation, by the Board of Directors of the Company and the holders of two-thirds (2/3) of the shares of Preferred Stock then outstanding and (ii) for any other reason, with the further consent of the holders of a majority of the shares of Common Stock then outstanding, to the extent permitted by applicable law and subject to the rights and preferences of any securities ranking senior thereto. Nothing contained in this Section 5(a)(vi) shall be deemed to restrict the right of a holder to convert such shares of Preferred Stock at such time as such conversion will not violate the provisions of this paragraph.

(b)	Not later than two Business Days after receipt by the
Company of a properly completed and duly executed Conversion Notice and an original share certificate representing the shares of Preferred Stock to be converted, the Company will deliver to the holder (i) a certificate or certificates which shall be free of restrictive legends and trading restrictions (other than those required by Section 3.1(b) of the Purchase Agreement or as may be required by the Rights Agreement) representing the number of shares of Common Stock being acquired upon the conversion of shares of Preferred Stock (subject to reduction pursuant to Sections 5(a)(iv) and 5(a)(v) hereof and Section 3.8 of the Purchase Agreement and subject to reduction at the Company's option to prevent any Holder or group of Holders of Common Stock acquired upon conversion from becoming an "Acquiring Person" under the terms of the Rights Agreement), (ii) one or more certificates representing the number of shares of Preferred Stock not converted, (iii) a bank check in the amount of accrued and unpaid dividends (if the Company has elected or is required hereunder to pay accrued dividends in cash) and (iv) if the Company has elected and is permitted hereunder to pay accrued dividends in shares of Common Stock, certificates, which shall be free of restrictive legends and trading restrictions (other than those required by the Purchase Agreement or as may be required by the Company's Rights Agreement), representing such number of shares of Common Stock as equals such dividend divided by the Conversion Price on the Conversion Date; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon conversion of any shares of Preferred Stock (and the liquidated damages that may otherwise have accrued during such period shall be deemed not to accrue until certificates evidencing such shares of Preferred Stock are either delivered for conversion to the Company or any transfer agent for the Preferred Stock or Common Stock, or the holder of such Preferred Stock notifies the Company that such certificates have been lost, stolen or destroyed and provides a bond (or other adequate security) reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it in connection therewith. The Company shall, upon request of the holder, use its best efforts to deliver any certificate or certificates required to be delivered by the Company under this Section electronically through the Depository Trust Corporation or another established clearing corporation performing similar functions. If in the case of any Conversion Notice such certificate or certificates, including for purposes hereof, any shares of Common Stock to be issued on the Conversion Date on account of accrued but unpaid dividends hereunder, are not delivered to or as directed by the applicable holder by the second Business Day after receipt by the Company of a properly completed and duly executed Conversion Notice and an original share certificate representing the shares of Preferred Stock to be converted, the holder shall be entitled by written notice to the Company at any time on or before its receipt of such certificate or certificates thereafter, to rescind such conversion, in which event the Company shall immediately return the certificates representing the shares of Preferred Stock tendered for conversion. If the Company fails to deliver to the holder such certificate or certificates pursuant to this Section, including for purposes hereof, any shares of Common Stock to be issued on the Conversion Date on account of accrued but unpaid dividends hereunder, prior to the fourth Business Day after the Conversion Date, the Company shall pay to such holder, in cash, as liquidated damages and not as a penalty, $2,500 for each day after such fourth Business Day until such certificates are delivered. If the Company fails to deliver to the holder such certificate or certificates pursuant to this Section prior to the 15th Business Day after the Conversion Date, the Company shall, at the holder's option (i) redeem, from funds legally available therefor at the time of such redemption, such number of shares of Preferred Stock then held by such holder, as requested by such holder, and (ii) pay all accrued but unpaid dividends on account of the Preferred Stock for which the Company shall have failed to issue Common Stock certificates hereunder, in cash. The redemption price for each share of Preferred Stock shall be equal to the sum of (A) all accrued but unpaid dividends on such share, plus (B) the highest average Per Share Market Value for any five (5) consecutive Business Days during the period commencing on the Conversion Date and ending on the date the payment of such redemption price is paid in full by the Company, multiplied by, the Conversion Ratio calculated on the Conversion Date. If the holder has requested that the Company redeem shares of Preferred Stock pursuant to this Section and the Company fails for any reason to pay the redemption price above within seven days after such notice is deemed delivered pursuant to Section 5(h), the Company will pay interest on the redemption price at a rate of 12% per annum, in cash to such holder, accruing from such seventh day until the redemption price and any accrued interest thereon is paid in full. Nothing herein shall limit a holder's right to pursue actual damages for the Company's failure to deliver certificates representing shares of Common upon conversion within the period specified herein (including, without limitation, damages relating to any purchase of shares of Common Stock by such holder to make delivery on a sale effected in anticipation of receiving certificates representing shares of Common Stock upon conversion, such damages to be in an amount equal to (A) the aggregate amount paid by such holder for the shares of Common Stock so purchased minus (B) the aggregate amount of net proceeds, if any, received by such holder from the sale of the shares of Common Stock issued by the Company pursuant to such conversion), and such holder shall have the right to pursue all remedies available to it at law or in equity (including, without limitation, a decree of specific performance and/or injunctive relief). If there is a dispute between a converting holder and the Company as to the number of shares of Common Stock issuable in respect of a Conversion Notice for which the party not tendering the applicable Conversion Notice notifies the tendering party prior to the second Business Day after the date such Conversion Notice is deemed delivered hereunder, the Company shall, at its sole expense, request the Company's independent public accountants to resolve the dispute, and for the first four Business Days after notice of such a dispute is delivered no penalties shall be deemed to accrue hereunder. The decision of the Company's independent public accountants on the disputed issue shall be final absent manifest error. The Company shall remain obligated, however, to issue on a timely basis shares not in dispute.

(c)(i)	The conversion price for each share of Preferred Stock
(the "Conversion Price") on any Conversion Date shall be the lesser of
(1) 110% of the average Per Share Market Value for the five (5) Business Days immediately preceding the Original Issue Date (the "Initial Conversion Price") or (2) 101% of the average of the five (5) lowest consecutive Per Share Market Values during the 30 Business Days immediately preceding the Conversion Date; provided that, (a) if the Underlying Shares Registration Statement is not filed on or prior to the 25th day after the Original Issue Date, or (b) the Company fails to file with the Commission a request for acceleration in accordance with Rule 12d1-2 promulgated under the Securities Exchange Act of 1934, as amended, within five (5) days of the date that the Company is notified (orally or in writing, whichever is earlier) by the Commission that an Underlying Shares Registration Statement will not be "reviewed," or not subject to further review or (c) if the Underlying Shares Registration Statement is not declared effective by the Commission on or prior to the 90th day after the Original Issue Date, or (d) if such Underlying Shares Registration Statement is filed with and declared effective by the Commission but thereafter ceases to be effective as to all Registrable Securities (as such term is defined in the Registration Rights Agreement) at any time prior to the expiration of the "Effectiveness Period" (as such term as defined in the Registration Rights Agreement), without being succeeded within 10 Business Days by a subsequent Underlying Shares Registration Statement filed with the Commission with the Company using its best efforts to get it declared effective by the Commission or (e) if trading in the Common Stock shall be suspended for any reason for more than three (3) Business Days (other than as a result of the suspension of trading in securities on such market or exchange generally or temporary suspensions pending the release of material information), or (f) if the Company fails to honor a conversion request after receipt of a properly completed and duly executed Conversion Notice and an original share certificate representing the shares of Preferred Stock to be converted, or (g) the Common Stock is no longer designated for quotation or listed on the Nasdaq National Market, the NYSE or the AMEX other than a delisting solely in connection with the Company having less than two market makers (any such failure being referred to as an "Event," and for purposes of clauses (a), (c), (f) and
(g) the date on which such Event occurs, or for purposes of clause (b) the date on which such five (5) days period is exceeded, or for purposes of clause (d) the date which such 10 Business Day-period is exceeded, or for purposes of clause (e) the date on which such three (3) Business Day period is exceeded, being referred to as "Event Date"), the Conversion Price shall be decreased by 1.5% each month (i.e., the Conversion Price would decrease by 1.5% as of the Event Date and additional 1.5% as of each monthly anniversary of the Event Date) until the earlier to occur of the second month anniversary after the Event Date and such time as the applicable Event is cured. Commencing the second month anniversary after the Event Date, the Company shall pay to the holders of the Preferred Stock $25,000 (each holder being entitled to receive such portion of such amount as equals its pro rata portion of the Preferred Stock then outstanding) in cash as liquidated damages, and not as a penalty on the first day of each monthly anniversary of the Event Date until such time as the applicable Event, is cured. Any decrease in the Conversion Price pursuant to this Section shall continue notwithstanding the fact that the Event causing such decrease has been subsequently cured. The provisions of this Section are not exclusive and shall in no way limit the Company's obligations under the Registration Rights Agreement.

(ii)	If the Company, at any time while any shares of Preferred
Stock are outstanding, (a) shall pay a stock dividend or otherwise make a distribution or distributions on shares of its Junior Securities payable in shares of Common Stock, (b) subdivide outstanding shares of Common Stock into a larger number of shares, (c) combine outstanding shares of Common Stock into a smaller number of shares, or (d) issue by reclassification of shares of Common Stock any shares of capital stock of the Company, the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding before such event and of which the denominator shall be the number of shares of Common Stock outstanding after such event. Any adjustment made pursuant to this
Section 5(c)(ii) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

(iii)	If the Company, at any time while any shares of Preferred
Stock are outstanding, shall issue rights or warrants to all holders of Common Stock entitling them to subscribe for or purchase shares of Common Stock at a price per share less than the Per Share Market Value of Common Stock at the record date mentioned below, the Conversion Price shall be multiplied by a fraction, of which the denominator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding on the date of issuance of such rights or warrants plus the number of additional shares of Common Stock offered for subscription or purchase, and of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding on the date of issuance of such rights or warrants plus the number of shares which the aggregate offering price of the total number of shares so offered would purchase at such Per Share Market Value. Such adjustment shall be made whenever such rights or warrants are issued, and shall become effective immediately after the record date for the determination of stockholders entitled to receive such rights or warrants. However, upon the expiration of any right or warrant to purchase Common Stock the issuance of which resulted in an adjustment in the Conversion Price pursuant to this Section 5(c)(iii), if any such right or warrant shall expire and shall not have been exercised, the Conversion Price shall immediately upon such expiration be recomputed and effective immediately upon such expiration be increased to the price which it would have been (but reflecting any other adjustments in the Conversion Price made pursuant to the provisions of this Section 5 after the issuance of such rights or warrants) had the adjustment of the Conversion Price made upon the issuance of such rights or warrants been made on the basis of offering for subscription or purchase only that number of shares of Common Stock actually purchased upon the exercise of such rights or warrants actually exercised.

(iv)	If the Company, at any time while shares of Preferred Stock
are outstanding, shall distribute to all holders of Common Stock (and not to holders of Preferred Stock) evidences of its indebtedness or assets or rights or warrants to subscribe for or purchase any security (excluding those referred to in Sections 5(c)(ii) and (iii) above), then in each such case the Conversion Price at which each share of Preferred Stock shall thereafter be convertible shall be determined by multiplying the Conversion Price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction of which the denominator shall be the Per Share Market Value of Common Stock determined as of the record date mentioned above, and of which the numerator shall be such Per Share Market Value of the Common Stock on such record date less the then fair market value at such record date of the portion of such assets or evidence of indebtedness so distributed applicable to one outstanding share of Common Stock as determined by the Board of Directors in good faith; provided, however, that in the event of a distribution exceeding ten percent (10%) of the net assets of the Company, such fair market value shall be determined by a nationally recognized or major regional investment banking firm or firm of independent certified public accountants of recognized standing (which may be the firm that regularly examines the financial statements of the Company) (an "Appraiser") selected in good faith by the holders of a majority in interest of the shares of Preferred Stock then outstanding and reasonably acceptable to the Company. In either case the adjustments shall be described in a statement provided to the holders of Preferred Stock of the portion of assets or evidences of indebtedness so distributed or such subscription rights applicable to one share of Common Stock. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

(v)	All calculations under this Section 5 shall be made to the
nearest cent or the nearest 1/100th of a share, as the case may be.

(vi)	Whenever the Conversion Price is adjusted pursuant to
Section 5(c)(ii),(iii) or (iv), the Company shall promptly mail to each holder of Preferred Stock, a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

(vii)	In case of any reclassification of the Common Stock, any
consolidation or merger of the Company with or into another person pursuant to which the Company will not be the surviving entity, the sale or transfer of all or substantially all of the assets of the Company or any compulsory share exchange pursuant to which the Common Stock is converted into other securities, cash or property, the holders of the Preferred Stock then outstanding shall have the right thereafter to, at their option, (A) convert such shares only into the shares of stock and other securities, cash and property receivable upon or deemed to be held by holders of Common Stock following such reclassification, consolidation, merger, sale, transfer or share exchange, and the holders of the Preferred Stock shall be entitled upon such event to receive such amount of securities, cash or property as the shares of the Common Stock of the Company into which such shares of Preferred Stock could have been converted immediately prior to such reclassification, consolidation, merger, sale, transfer or share exchange would have been entitled or (B) require the Company to redeem, from funds legally available therefor at the time of such redemption, its shares of Preferred Stock at a price per share equal to the Stated Value of such shares plus all accrued and unpaid dividends on such shares. The entire redemption price shall be paid in cash, and the terms of payment of such redemption price shall be subject to the provisions set forth in Section 6(b). The terms of any such consolidation, merger, sale, transfer or share exchange shall include such terms so as to continue to give to the holder of Preferred Stock the right to receive the securities, cash or property set forth in this Section 5(c)(vii) upon any conversion or redemption following such consolidation, merger, sale, transfer or share exchange. This provision shall similarly apply to successive reclassifications, consolidations, mergers, sales, transfers or share exchanges. Notwithstanding the foregoing, in the event the Company's independent public accountants issue an unqualified opinion to the Company that clause (B) above would not allow the subject transaction to be accounted for as a "pooling of interests," the option under clause (B) shall not be available with respect to such transaction.


	(viii)	If:

				A.	the Company shall declare a dividend (or
any other distribution) on its Common
Stock; or

				B.	the Company shall declare a special
nonrecurring cash dividend on or a
redemption of its Common Stock; or

				C.	the Company shall authorize the granting
to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights; or

				D.	the approval of any stockholders of the
Company shall be required in connection
with any reclassification of the Common
Stock of the Company, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, or any compulsory share of exchange whereby the Common Stock is converted into other securities, cash or property; or

				E.	the Company shall authorize the voluntary
or involuntary dissolution, liquidation or winding up of the affairs of the Company;

then the Company shall cause to be filed at each office or agency maintained for the purpose of conversion of Preferred Stock, and shall cause to be mailed to the holders of Preferred Stock at their last addresses as they shall appear upon the stock books of the Company, at least 30 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided, however, that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice. Holders are entitled to convert shares of Preferred Stock during the 30-day period commencing the date of such notice to the effective date of the event triggering such notice, notwithstanding the occurrence of a Market Threshold Event.

	(d)	The Company will at all times reserve and keep available out of its authorized and unissued Common Stock solely for the purpose of issuance upon conversion of Preferred Stock and payment of dividends on Preferred Stock, each as herein provided, free from preemptive rights or any other actual or contingent purchase rights of persons other than the holders of Preferred Stock, not less than such number of shares of Common Stock as shall (subject to any additional requirements of the Company as to reservation of such shares set forth in the Purchase Agreement) be issuable (taking into account the adjustments and restrictions of Section 5(c)) upon the conversion of all outstanding shares of Preferred Stock and payment of dividends hereunder. All shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued and fully paid, nonassessable and freely tradeable (except as may be required pursuant to Section 3.1(b) of the Purchase Agreement).

	(e)	Upon a conversion hereunder the Company shall not be
required to issue stock certificates representing fractions of shares of Common Stock, but may if otherwise permitted, make a cash payment in respect of any final fraction of a share based on the Per Share Market Value at such time. If the Company elects not, or is unable, to make such a cash payment, the holder of a share of Preferred Stock shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.

	(f)	The issuance of certificates for shares of Common Stock on
conversion of Preferred Stock shall be made without charge to the holders thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificates, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the holder of such shares of Preferred Stock so converted and the Company shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

	(g)	Shares of Preferred Stock converted into Common Stock shall
be canceled and shall have the status of authorized but unissued shares of undesignated stock.

	(h)	Any and all notices or other communications or deliveries to be provided by the holders of the Preferred Stock hereunder shall be in writing and delivered personally, by facsimile, sent by a nationally recognized overnight courier service or sent by certified or registered mail, postage prepaid, addressed to the attention of the Chief Executive Officer of the Company at the facsimile telephone number or address of the principal place of business of the Company as set forth in the Purchase Agreement. Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by facsimile, sent by a nationally recognized overnight courier service or sent by certified or registered mail, postage prepaid, addressed to each holder of Preferred Stock at the facsimile telephone number or address of such holder appearing on the books of the Company, or if no such facsimile telephone number or address appears, at the principal place of business of the holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section prior to 11:59 p.m. (Eastern
Time) on such date of transmission, (ii) four days after deposit in the United States mails, (iii) the Business Day following the date of mailing, if send by nationally recognized overnight courier service, or
(iv) upon actual receipt by the party to whom such notice is required to be given.

	Section 6.	Optional Redemption.

	(a)	If after the Original Issue Date the closing price of the
Common Stock on the Nasdaq National Market is equal to or less than $18 per share for fifteen (15) consecutive Business Days, then the Company shall have the option, upon 30 days notice to each holder, to redeem from funds legally available therefor all or any portion of the then outstanding and unconverted shares of Preferred Stock at a price per share equal to the "Optional Redemption Price" (as defined in Section
9). All redeemed shares of Preferred Stock shall cease to be outstanding and shall have the status of authorized but undesignated stock, but may not be reissued as Preferred Stock. The entire Optional Redemption Price shall be paid in cash. The holders of the Preferred Stock shall have the right to tender, and the Company shall honor, Holder Conversion Notices for shares of Preferred Stock, including shares subject to the notice of redemption described in this Section, at any time through the 29th day after receipt of such notice of redemption.

	(b)	If any portion of the Optional Redemption Price is not paid
by the Company within five (5) calendar days after the date due, interest shall accrue thereon at the rate of 15% per annum until such Optional Redemption Price plus all such interest is paid in full (which amount shall be paid as liquidated damages and not as a penalty). In addition, if any portion of the Optional Redemption Price remains unpaid for more than 5 (five) calendar days after the date due, the holder of the Preferred Stock subject to such redemption may elect, by written notice to the Company, to either (i) demand conversion in accordance with the formula and the time frame therefor set forth in Section 5 of all of the shares of Preferred Stock for which such Optional Redemption Price, plus accrued liquidated damages thereof, has not been paid in full (the "Unpaid Redemption Shares"), in which event the Per Share
Market Price for such shares shall be the lower of the Per Share Market Price calculated on the date such redemption price was originally due and the Per Share Market Price as of the holder's written demand for conversion, or (ii) invalidate ab initio such redemption, notwithstanding anything herein contained to the contrary. If the holder elects option (i) above, the Company shall within three (3)
Business Days of its receipt of such election deliver to the holder the shares of Common Stock issuable upon conversion of the Unpaid Redemption Shares subject to such holder conversion demand and otherwise perform its obligations hereunder with respect thereto; or, if the Holder elects option (ii) above, the Company shall promptly, and in any event not later than three (3) Business Days from receipt of holder's notice of such election, return to the holder all of the Unpaid Redemption Shares.

	Section 7.	Conversion Restrictions.  Notwithstanding anything
contained to the contrary herein, if during the period between (a) the Original Issue Date and the 270th day after the Original Issue Date or
(b) the Series C Closing Date (as defined in the Purchase Agreement) and the 270th day after the Series C Closing Date, the average Per Share Market Value for any ten (10) consecutive Business Days is less than $20 (such event being referred to herein as a "Market Threshold Event"), then the following shall apply to the conversion rights of the holders of Preferred Stock: (i) each such holder shall be permitted to convert only up to fifty percent (50%) of the shares of Preferred Stock and Series C Preferred Stock (as defined in the Purchase Agreement) held by such holder (measured on the date of the Market Threshold Event) during the 30-day period immediately following such Market Threshold Event;
(ii) if for the last ten (10) consecutive Business Days of the 30-day period contemplated in clause (i) of this Section, the Per Share Market Value is less than $20, then each such holder shall be permitted to convert only up to fifty percent (50%) of the number of shares of Preferred Stock and Series C Preferred Stock (as defined in the Purchase Agreement) then held by such holder during the period from the 31st day to the 60th day after the original Market Threshold Event; (iii) if the Company tenders a Subsequent Financing Notice (as defined in the Purchase Agreement), the restrictions contained in clause (i) of this Section shall be the only conversion restrictions under this Section 7 which may be imposed on the holders of Preferred Stock; (iv) the restrictions contained in this Section shall be of no force or effect as to any holder who holds an aggregate of $1,000,000 or less of the Preferred Stock and the Series C Preferred Stock (as defined in the Purchase Agreement) at the time of or after any Market Threshold Event; and (v) not more than two (2) Market Threshold Events shall be permitted to impose restrictions to the conversion rights of the holders of the Preferred Stock.

	Section 8.	Regulation 13D Limitation.  Notwithstanding anything
contained to the contrary herein, the Preferred Stock may not be transferred via "off-market" trades, without the prior written consent of the Company, to persons who the transferring holder believes beneficially own (as determined under Rule 13d-3 of the Exchange Act) 5% or greater of the Common Stock on the date of such proposed transfer.

	Section 9.	Definitions.  For the purposes hereof, the following
terms shall have the following meanings:

		"Applicable Percentage" means 115% plus the product of (i) 2.5% and (ii) the number of 30-day periods elapsed from the date that is six months from the Original Issue Date.

		"Business Day" means any day except a day on which the Nasdaq National Market, the NYSE or the AMEX, as applicable, if the Common Stock is listed for trading or quoted thereon at such time, is closed, and if the Common Stock is not listed for trading or quoted on any of the Nasdaq National Market, the NYSE or the AMEX at such time, then "Business Day" shall mean any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of New York generally are authorized or required by law or other government actions to close.

		"Common Stock" means the common stock, $.25 par value per share, of the Company and stock of any other class into which such shares may hereafter have been reclassified or changed.

		"Conversion Ratio" with respect to a share of Preferred Stock means, at any time, a fraction, of which the numerator is the Stated Value of such share plus accrued but unpaid dividends (including any accrued but unpaid interest thereon) but only to the extent not paid in cash in accordance with the terms hereof, and of which the denominator is the Conversion Price at such time.

		"Junior Securities" means the Common Stock and all equity securities (other than the Preferred Stock) of the Company.

		"Optional Redemption Price" for each share of Preferred Stock which may be redeemed in accordance with Section 6 means, for the first six months following the Original Issue Date, the sum of (i) 115% of the Stated Value and (ii) all accrued and unpaid dividends in respect of such share. Thereafter, the Optional Redemption Price shall mean the sum of (i) the product of (A) the Applicable Percentage and (B) the Stated Value and (ii) all accrued and unpaid dividends in respect of such share.

		"Original Issue Date" means the date of the first issuance of any shares of the Preferred Stock regardless of the number of transfers of any particular shares of Preferred Stock and regardless of the number of certificates which may be issued to evidence such Preferred Stock.

		"Per Share Market Value" means on any particular date (a) the closing bid price per share of the Common Stock on such date on the Nasdaq National Market or other stock exchange or quotation system on which the Common Stock is then listed or quoted or if there is no such price on such date, then the closing bid price on such exchange or quotation system on the date nearest preceding such date, or (b) if the Common Stock is not listed or quoted then on the Nasdaq National Market or any stock exchange or quotation system, the closing bid price for a share of Common Stock in the over-the-counter market, as reported by the Nasdaq Stock Market, Bloomberg, L.P. or in the National Quotation Bureau Incorporated or similar organization or agency succeeding to its functions of reporting prices) at the close of business on such date, or
(c) if the Common Stock is not then reported by the National Quotation Bureau Incorporated (or similar organization or agency succeeding to its functions of reporting prices), then the average of the "Pink Sheet" quotes for the relevant conversion period, as determined in good faith by the holder, or (d) if the Common Stock is not then publicly traded the fair market value of a share of Common Stock as determined by an Appraiser mutually acceptable to the holders and the Company.

		"Person" means a corporation, an association, a partnership, organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

		"Public Offering" means a firm commitment underwritten public offering of Common Stock (A) at an offering price per share to the public of at least 185% of the Initial Conversion Price, (B) under which the net cash proceeds to the Company will exceed $20,000,000, and
(C) under which each holder is provided with the opportunity to resell as a Selling Stockholder at least 75% of the shares of Common Stock as are issuable upon a conversion under Section 5(a)(iii) which shall not be subject to any underwriter or Company cutbacks.

		"Purchase Agreement" means the Convertible Preferred Stock Purchase Agreement, dated as of the Original Issue Date, among the Company and the original holders of the Preferred Stock.

		"Registration Rights Agreement" means the Registration Rights Agreement, dated the Original Issue Date, by and among the Company and the original holders of Preferred Stock.

		"Underlying Shares" means the shares of Common Stock into which the Shares are convertible in accordance with the terms hereof and the Purchase Agreement.

		"Underlying Shares Registration Statement" means an Underlying Shares Registration Statement, pursuant to the Registration Rights Agreement, covering among other things the resale of the shares of Common Stock issuable upon conversion of the Preferred Stock including dividends thereon.

	IN WITNESS WHEREOF, we have executed and subscribed this Certificate and do affirm the foregoing as true under the penalties of perjury this ______ day of August, 1997.


______________________________		______________________________
Chief Executive Officer				Vice President

										EXHIBIT A

NOTICE OF CONVERSION
AT THE ELECTION OF HOLDER

(To be Executed by the Registered Holder in order to Convert shares of Preferred Stock)

The undersigned hereby elects to convert the number of shares of Series B Convertible Preferred Stock indicated below, into the number of shares of Common Stock, par value $.25 per share (the "Common Stock"), of Sheldahl, Inc. (the "Company") indicated below, as of the date written below. If shares are to be issued in the name of a person other than undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Company in accordance therewith. No fee will be charged to the holder for any conversion, except for such transfer taxes, if any.

Conversion calculations:
					Date to Effect Conversion


					Number of shares of Preferred Stock
to be Converted


					Number of shares of Common Stock
to be Issued


					Applicable Conversion Price


					Signature


					Name


					Address

										EXHIBIT B

NOTICE OF CONVERSION AT
THE ELECTION OF THE COMPANY


Sheldahl, Inc. (the "Company") hereby represents and warrants that the conditions precedent to a company conversion pursuant to [Section 5(a)(ii)] [Section 5(a)(iii)] have been satisfied and therefore hereby notifies the addressee hereof that the Company hereby elects to exercise
its right to convert [   ] shares of its Series B Convertible Preferred
Stock (the "Preferred Stock") held by the Holder into shares of Common Stock, par value $.25 per share (the "Common Stock") of the Company according to the terms hereof, as of the date written below. No fee will be charged to the Holder for any conversion hereunder, except for such transfer taxes, if any which may be incurred by the Company if shares are to be issued in the name of a person other than the person to whom this notice is addressed.



Conversion calculations:
					Date to effect Conversion


					Number of shares of Preferred Stock to be Converted


					Number of shares of Common Stock
to be Issued


					Applicable Conversion Price


					Name of Holder


					Address of Holder

CERTIFICATE OF
ARTICLES OF CORRECTION FILED TO CORRECT
CERTAIN ERROR IN THE CERTIFICATE OF DESIGNATIONS,
PREFERENCES AND RIGHTS OF SERIES B
CONVERTIBLE PREFERRED STOCK


		Sheldahl, Inc., a corporation organized and existing under and by virtue of the laws of the State of Minnesota,

		DOES HEREBY CERTIFY:

		1.	The name of the corporation is Sheldahl, Inc.

		2.	That a Certificate of Designations , Preferences and
Rights of Series B Convertible Preferred Stock (the "Certificate of Designations") was filed by the Secretary of State of Minnesota on August 26, 1997, and the Certificate of Designations requires correction as permitted by Section 5.16 of the Minnesota Statutes.

		3.	The inaccuracy or defect of the Certificate of
Designations to be corrected is as follows:

	Sixth (6th) sentence of Section 5(b) of the Certificate of Designations, which used to read as follows:

	"The redemption price shall be equal to the sum of (A) of the
aggregate of all accrued but 	unpaid dividends, plus (B) the
aggregate Stated Value of Preferred Stock then held by such holder multiplied by (1) the highest average Per Share Market Value for any five (5) consecutive Business Days during the period commencing on the Conversion Date and ending on the date the payment of such redemption price is paid in full by the Company, divided by, (2) the Conversion Ratio calculated on the Conversion Date:"

	shall hereby be replaced and corrected to read as follows:

	"The redemption price for each share of Preferred Stock shall be
equal to the sum of (A) 	all accrued but unpaid dividends on
such shares, plus (B) the highest average Per Share Market Value for any five (5) consecutive Business Days during the period commencing on the Conversion Date and ending on the date the payment of such redemption price is paid in full by the Company, multiplied by, the Conversion Ratio calculated on the Conversion
Date."